Exhibit 5.1

Dentons US LLP 1221 Avenue of the Americas New York, NY 10020-1089 United States P +1 212 768 6700 F +1 212 768 6800 dentons.com

March 27, 2020

Board of Directors

electroCore, Inc.

150 Allen Road, Suite 201

Basking Ridge, New Jersey 07920

Re:    Registration Statement on Form S-3 (File No. 333-232655)

Ladies and Gentlemen:

We have acted as counsel to electroCore, Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-3 (File No. 333-232655), heretofore filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) on July 15, 2019 (in the form in which it became effective on September 5, 2019, the “Registration Statement”), and the prospectus supplement to be filed pursuant to Rule 424(b) under the Act, dated as of March 27, 2020 (the “Prospectus Supplement”), relating to (i) the issuance and sale from time to time to Lincoln Park Capital Fund, LLC (“LPC”) of an aggregate offering price of up to $25,000,000 of the Company’s common stock, $0.001 par value per share (the “Purchase Shares”), and (ii) the issuance and sale to LPC of up to an additional 692,514 shares of common stock (the “Commitment Shares” and together with the Purchase Shares, the “Shares”), as contemplated by that certain Purchase Agreement, dated as of March 27, 2020, by and between the Company and LPC (the “Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

This opinion is being delivered to you at your request pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with rendering this opinion, we have examined originals, certified copies or copies otherwise identified as being true copies of the following: (i) the Company’s Certificate of Incorporation, (ii) the Company’s By-Laws, (iii) the Registration Statement, including the prospectus (the “Base Prospectus”) contained therein, (iv) the Prospectus Supplement (such prospectus and the Base Prospectus are collectively referred to herein as the “Prospectus”), (v) corporate proceedings of the Company relating to the Shares, and (vi) such other instruments and documents as we have deemed relevant under the circumstances.

We have assumed the genuineness and authenticity of all documents examined by us and all signatures thereon, and the conformity to originals of all copies of documents examined by us. As to certain matters, we have relied upon a certificate or certificates of an officer of the Company and have not sought to independently verify such matters.

Based upon the foregoing, and in reliance thereon, and subject to the qualifications, limitations and exceptions stated herein, we are of the opinion having due regard for such legal considerations as we deemed relevant that the Shares, have been duly authorized and, when, sold and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Prospectus, will be validly issued, fully paid and nonassessable.

electroCore, Inc. March 27, 2020 Page 2	dentons.com

Our opinion is subject to the effect of federal and state bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance and other laws relating to or affecting the rights of secured or unsecured creditors generally (or affecting the rights of only creditors of specific types of debtors), with respect to which we express no opinion.

Our opinion is subject to limitations imposed by general principles of equity or public policy upon the enforceability of any of the remedies or covenants, including, without limitation, concepts of materiality, good faith and fair dealing and upon the availability of injunctive relief or other equitable remedies, and the application of principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity).

We express no opinion as to the laws of any jurisdiction other than the State of New York (excluding local laws), Delaware corporate law (which includes the Delaware General Corporate Law and applicable provisions of the Delaware constitution, as well as reported judicial options interpreting the same), and the federal laws of the United States of America.

We hereby consent to the inclusion of this opinion as an exhibit to a Current Report on Form 8-K and to the references to our firm under the caption “Legal Matters” in the Prospectus. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dentons US LLP